Exhibit 4.4

FIRST SUPPLEMENTAL INDENTURE

dated as of March 31, 2016

among

REX ENERGY CORPORATION,

The Subsidiary Guarantors Party Hereto

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

8.875% Senior Notes due 2020

SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of March 31, 2016, (this “Supplemental Indenture”), among REX ENERGY CORPORATION, a Delaware corporation (together with its successors and assigns, the “Company”), each of the Subsidiary Guarantors appearing on the signature pages hereto, and WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee entered into the Indenture, dated as of December 12, 2012 (the “Indenture”), relating to the Company’s 8.875% Senior Notes due 2020 (the “Notes”);

WHEREAS, the Company has offered to exchange any and all of its outstanding Notes (the “Exchange Offer”) for (i) Senior Secured Second Lien Notes, and (ii) shares of the Company’s common stock upon the terms and subject to the conditions set forth in the Confidential Offering Memorandum and Consent Solicitation Statement, dated February 3, 2016 (as amended, supplemented or otherwise modified, the “Offering Memorandum”);

WHEREAS, in conjunction with the Exchange Offer, and pursuant to the Offering Memorandum and the related letter of transmittal (as amended, supplemented or otherwise modified), the Company has requested that eligible holders of the Notes consent to the adoption of certain proposed amendments (the “Proposed Amendments”) to the Indenture to eliminate certain restrictive covenants in the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in principal amount of the outstanding Notes (the “Requisite Consents”);

WHEREAS, the receipt of the Requisite Consents and execution of the Supplemental Indenture for the purpose of effecting the Proposed Amendments are, among other things, conditions to the Exchange Offer;

WHEREAS, Holders of a majority in aggregate principal amount of the Notes have duly consented to the Proposed Amendments set forth in this Supplemental Indenture in accordance with Section 9.02 of the Indenture;

WHEREAS, the Trustee has received an Opinion of Counsel and an Officers’ Certificate stating that the execution of this Supplemental Indenture is permitted under the Indenture in accordance with Section 9.04 of the Indenture; and

WHEREAS, all other conditions precedent provided under the Indenture have been complied with to permit the Company, the Subsidiary Guarantors and the Trustee to enter into this Supplemental Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

SECTION 1. Capitalized Terms. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

SECTION 2. Amendments.

(a) The Indenture is hereby amended by deleting the following Sections of Article 4 of the Indenture and all references thereto and obligations thereunder: 4.06 and 4.08, in each case in its entirety, and replacing each such Section with the following: “Intentionally omitted.”

(b) All definitions in the Indenture which are used exclusively in the Sections deleted pursuant to this Supplemental Indenture or whose sole use or uses in the Indenture were eliminated in the revisions set forth in this Supplemental Indenture are hereby deleted. All cross-references in the Indenture to Sections deleted by this Supplemental Indenture are also hereby deleted in their entirety. Any changes to the Indenture, or the Notes and any related documents, of a technical or conforming nature shall hereby be deemed made to the extent necessary to reflect the amendments and deletions described herein.

SECTION 3. Effect and Operation of Supplemental Indenture. This Supplemental Indenture shall be effective and binding immediately upon its execution by the Company, the Subsidiary Guarantors and the Trustee, and thereupon this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Note and Guarantee heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. Except as modified and amended by this Supplemental Indenture, all provisions of the Indenture shall remain in full force and effect.

SECTION 4. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 5. Counterparts. This Supplemental Indenture may be signed in various counterparts (including by portable document format), which together will constitute one and the same instrument.

SECTION 6. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture will henceforth be read together.

SECTION 7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 8. The Trustee. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture. Without limiting the generality of the foregoing, the

Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

SECTION 9. Separability. In case any provision in this Supplemental Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

REX ENERGY CORPORATION
as Issuer

By:	/s/ Thomas Rajan
	Name:	Thomas Rajan
	Title:	Chief Financial Officer

REX ENERGY I, LLC
REX ENERGY OPERATING CORP.
REX ENERGY IV, LLC
PENNTEX RESOURCES ILLINOIS, INC.
R.E. GAS DEVELOPMENT, LLC
as Subsidiary Guarantors

By:	/s/ Thomas Rajan
	Name:	Thomas Rajan
	Title:	Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION
as Trustee

By:	/s/ Jane Schweiger
	Name:	Jane Schweiger
	Title:	Vice President